Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
IMMEDIATE RELEASE
Transcat Acquires Westcon, Inc.
▪	Adds a Pacific Northwest full-service calibration operation

▪	Provides a West Coast product distribution center

▪	Establishes entry into high growth wind energy market
Rochester, NY, August 14, 2008 – Transcat, Inc. (NASDAQ: TRNS), a leading global distributor of professional grade test, measurement and calibration instruments and accredited provider of calibration and repair services, announced that it has acquired privately-held Westcon, Inc., a Portland, Oregon based test and measurement instruments distributor and calibration services provider.
Westcon, Inc. distributes over 60 product lines of high quality test and measurement instruments to its approximately 1,800 customers that are primarily located in the Western U.S. and offers a full range of services from its calibration laboratory. The laboratory, which has been providing calibration and repair services in a variety of disciplines including electrical, temperature, pressure and torque to its customers for over 25 years, meets ISO/IEC 17025 accreditation standards and has the capability to provide quality on site calibration services at it customers’ locations.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “The acquisition of Westcon fits perfectly with our growth strategy, which combines organic growth with acquisitions, and leverages our industry reputation for quality and integrity. On a regional level, Westcon operates in the same mold as Transcat, gaining the trust and respect of its customers.”
Mr. Hadeed added, “This acquisition provides us a west coast distribution operation that enables us to provide faster service to a broader base of potential customers while adding a Pacific Northwest full-service calibration operation that geographically complements and expands our nationwide network to a total of twelve laboratories. Of added value is Westcon’s focus on the wind industry, an ideal, high-growth target market that fits well with our energy market strategy.” Westcon provides wind turbine manufacturers and owner operators with specific test and measurement instruments and calibration services.
He added, “We believe that Westcon’s consultative, value-added culture, which is very similar to ours, should enable a smooth and rapid integration into our existing organization.”
With 30 employees, Westcon had approximately $9.5 million in revenue from both product sales and calibration service for its fiscal 2008 which ended June 30, 2008. The acquisition was a combination cash and stock transaction valued at approximately $7.2 million.
David Goodhead, President of Westcon, will join Transcat as a Vice President. He commented, “Our current customers will benefit measurably from this transaction by gaining access to a greater selection of quality instruments and a more diverse repair and calibration service offering. And, we will be able to compete very effectively to gain greater market share in our region. Importantly, given Transcat’s resources, we can also more aggressively pursue opportunities in the emerging wind energy sector.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services primarily for the life science, manufacturing, utility and process industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 12,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments.
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Transcat Acquires Westcon, Inc. August 14, 2008	Page 2
Transcat delivers precise, reliable, fast calibration, 3-D metrology and repair services across the United States, Canada and Puerto Rico through its eleven strategically located Centers of Excellence. Transcat’s calibration laboratories are all ISO-9001:2000 certified and the scope of accreditation for ISO/IEC 17025 is believed to be the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
Transcat routinely posts news and other information on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Tammy Poblete, Kei Advisors LLC
Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com
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